EXHIBIT 3.5

                            CERTIFICATE OF CORRECTION
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 VOICENET, INC.

     Voicenet, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY: that a Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of Delaware on September 16, 1996 and that said Certificate requires correction as permitted by Sections 103(f) of the General Corporation Law of the State of Delaware.

          That Article FOURTH of the that Certificate of Amendment to the Certificate of Incorporation of the Corporation be amended by striking Article FOURTH in its entirety and replacing therefor:

          "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 11,000,000 of which 10,000,000 shall be shares of Common Stock, par value $.01 per share, and 1,000,000 shall be shares of Preferred Stock, par value $.01 per share. The shares of Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued series of Preferred Stock, and to fix the number of shares of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of any series subsequent to the issue of shares of that series."


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          IN WITNESS  WHEREOF,  the undersigned sets his hand as of the 13th day of April, 2001.



                                          VOICENET, INC.

                                          By: /s/ Alan Dawson
                                             ----------------------------------
                                          Name:    Alan Dawson
                                          Title:   Chief Executive Officer